UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1115 Orlando Avenue

Roseville, California 95661-5247

(Address and telephone number of principal executive offices) (Zip Code)

(916) 746-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on July 18, 2012 on Form 8-K/A, Solar Power, Inc. (the “Company”) entered into an Amended and Restated Solar Development Acquisition and Sale Agreement (the “Agreement”) effective June 7, 2012 with Solar Hub Utilities, LLC (the “Developer”) pursuant to which the Company will provide development support and financing, and acquire sixty-eight solar photovoltaic, electricity generating facilities having a total initial nominal nameplate capacity of 29.2 MWDC (the “Projects”) upon the satisfaction of certain milestones. On October 18, 2012, the Company entered into a First Amendment to the Agreement. Under the Amendment, the parties agreed (1) that the Company would extend to the Developer an additional $250,000 cash advance for which the Company would receive a purchase price reduction of $0.05 per Watt DC capacity for each of the Projects, (2) that the Company has the option to extend an additional $1,250,000 cash advance for which the Company would receive, if such option is exercised, an additional purchase price reduction of $0.24 per Watt DC capacity for each of the Projects, (3) except for projects specifically excluded under the Agreement, all other Projects eligible for payment will be reduced to $1.15 per Watt DC capacity after July 31, 2013, and (4) the Developer is required to deliver not less than 12 MW of Projects by December 31, 2013. The maximum cash advance amount that the Company is required to advance under the Agreement remains unchanged at $9,000,000.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, attached as Exhibit 10.1 hereto, and which is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Solar Development Acquisition and Sale Agreement by and between Solar Power, Inc. and Solar Hub Utilities, LLC dated October 18, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: October 23, 2012	/s/ James R. Pekarsky
James R. Pekarsky
Chief Financial Officer

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